泰和泰律师事务所
TAHOTA LAW FIRM

February 11, 2014

E-World USA Holding, Inc.

Re: Registration Statement on Form S-1

Gentlemen:

Our firm has acted as your counsel and rendered a legal opinion attached hereto (the "Opinion") in connection with issues relating to compliance with the laws of People's Republic of China by E-World USA Holding, Inc. (the "Company") as set forth in a Registration Statement on Form S-1 (the "Registration Statement") filed by you with the U. S. Securities and Exchange Commission filed on February 11, 2014.

We hereby consent to the discussion of the Opinion in the Prospectus, the reproduction of the opinion as an exhibit to the Registration Statement in and to being named as in the "Interests of Named Experts" section of the Registration Statement.

Very truly yours,

泰和泰（深圳）律师事务所(TAHOTA Shenzhen Law Firm)

LAWYER: 黄远兵

/s/黄远兵 2013.5.8

Address: Room B,Floor 8,BaoFa Buliding, No.2015 ShenYan Road, Yantian District,Shenzhen
Tel:86-755-25558080
Fax:86-755-82637280